Exhibit 99.3
FINAL TRANSCRIPT LNCE — Q4 2009 Lance, Inc. Earnings Conference Call Event Date/Time: Feb. 10. 2010 / 2:00PM GMT

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Rick Puckett
Lance, Inc. — EVP, CFO and Treasurer
Dave Singer
Lance, Inc. — President and CEO
CONFERENCE CALL PARTICIPANTS
Scott Mushkin
Jefferies & Co. — Analyst
Heather Jones
BB&T Capital Markets — Analyst
Mitch Pinheiro
Janney Montgomery Scott — Analyst
Ann Gurkin
Davenport & Company — Analyst
Ben Brownlow
Morgan Keegan & Co., Inc. — Analyst
Lee Giordano
Imperial Capital — Analyst
Tony Gikas
Piper Jaffray — Analyst
PRESENTATION
Operator
Good morning. My name is Courtney, and I will be your conference operator today. At this time I would like to welcome everyone to the fourth quarter and full year 2009 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session.
(Operator Instructions)
Mr. Rick Puckett, you may begin your conference.

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
Thank you, Courtney, and good morning, everyone.
With me today is Dave Singer, President and Chief Executive Officer. In today’s call, Dave and I will discuss our 2009 fourth quarter and full year results, as well as our outlook for 2010.
As a reminder, we are webcasting this conference call including the supporting slide presentation, on our website at www.lance.com.
Before we begin, I would like to point out that during today’s presentation management may make forward-looking statements about our Company’s performance. Actual results could differ materially from those projected in any such forward-looking

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
statements. Information concerning certain factors that could cause results to differ materially from those projected in forward-looking statements is contained in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.
Now I’ll begin our comments. First of all, let me just give some overall comments about the fourth quarter and also about the full year, and then Dave will certainly comment further on these as we go forward. Just to put the fourth quarter in perspective, there were some one-time upfront costs relative to the Stella acquisition that was actually worth $0.02 per share in the quarter, and you’ll see in our press release that we have called that out. We continued to experience softness in the C store and the small-format DSD that we had shown in the third quarter as well. We had a very successful Archway holiday program during the quarter. We completed, actually, the Oracle implementation during that time frame, and we had the strongest fourth quarter in almost 20 years. The DSD transformation continues, and we are scheduling to complete that in the first quarter of 2010.
As it relates to the full year, and again Dave will elaborate more on this as we go, but our sales were over $900 million, a record year for Lance as a company. And our full year EPS excluding special items was $1.13, again the best in almost 20 years. We had a turnaround that was certainly apparent in our results, and we are now positioned for pretty good time going forward in terms of a growth period.
If we turn to page four actually in your presentation, and this should be resident for you to look at, our branded sales were $130 million for the quarter, up 3% over last year. Private brands grew 10.5% and contract manufacturing at 2%. So overall, we showed an increase of 7.3% year-over-year. The softness in the small format channels certainly impacted our branded business. However, there was good growth in the Archway and the other core product categories, including Homepack and Cape Cod. We still continue to show really good growth on the private brand side.
On page five of the deck, you will see a comparison of key financial statistics as it relates to fourth quarter 2009 versus fourth quarter 2008. Again, 7.3% increase in revenue, Stella actually accounted for 1.5% of that. So acquisition-related increases were about 1.5%. Gross margin increased by 1.7% points. The SG&A expense was pretty much the same as last year, in spite of higher fuel costs. Operating profit percentage increased by 1.7% as well.
Our tax rate for the quarter was lower than last year. However, if you look at the full year, it’s pretty much in line with last year’s tax rate. We increased net income by 32% and our diluted EPS by 29%. And in the earnings per share, there’s actually a negative $0.02 for the quarter as it relates to FX.
If we look at the net revenue growth chart, Q4 growth of 7.3% is against a 16% last year hurdle. And of last year’s 16%, actually 12% of that was pricing. And there’s actual no pricing in this quarter, but there is acquisition-related volume of about 3%. So quarter-over-quarter, similar growth on a volume basis.
As we look at the full year net revenue summary, branded 4% growth, private brands did almost 15% growth, driven by the product innovation and to some degree the economy, as consumers are moving towards private brands. There was really good growth in the large format branded categories, even though overall our small format, especially in the last half of the year, showed some decline. The — contract manufacturing grew at almost 9%, and that is really strategic growth there, it’s not tactical, it’s more strategic.
The mix, however, between branded and private brands has changed pretty dramatically from year-over-year. Branded was 60% of the total business in 2008. It is now 58%. And the offset to that was in private brands. Contract manufacturing remained at about 10% of the total mix. This mix shift has actually impacted our gross margins versus last year, which you will see on the next page.
As we look at gross margin trends, we certainly came up in the fourth quarter to 41.1% versus the quarter last year at 39.4%. The improvement in the gross margin in Q4 was more significant because there was actually a negative shift in the mix, as I mentioned in my previous page. And in addition, because of the economy and the small formats, we are starting to and have

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
been increasing our promotional activity. We expect a range of 40.5% to 41.5% in 2010, and most of that is due to the mix change, and again the greater promotional activity that we believe we will need to do. As it relates to the other expenses, pretty flat versus last year. DSD here is approximately 80% complete. We expect to be completed with that in the first quarter of 2010.
As it relates to operating profit, we showed 8.1% in the quarter, very good growth over last year at 6.4%. This significant improvement is continuing to show on a year-over-year basis, and the trend is an upward trend. As we look at other full year financial key metrics, revenue is up almost 8%, margin is up almost 3 points. There is an improvement in the SG&A expense percent, and operating profit is up 3 points. Our tax rate, as I mentioned before, is essentially the same, slightly less. And our net income is up 92% and our earnings per share is up actually 188% year-over-year. And in the full year EPS there is a $0.03 impact, negative impact, as it relates to FX.
Just a note, Stella is expected to be accretive going forward. There was a slight dilution with special items as it related to Stella in the fourth quarter. But going forward, we should see a positive trend for Stella.
As it relates to EBITDA, it’s up 46% year-over-year. Our net debt is only up $10 million, in spite of the fact that we bought Stella during the quarter. So we actually paid down some of the debt that was due to the acquisition of Stella D’oro. The net debt is EBITDA is right around 1, so we are not highly levered at all, and this allows us some flexibility to grow in our investment in the Company going forward.
Turning to page 13, the full year selected cash flow item. Our cash flow from operating activities was $69.3 million, and we spent about $41 million in CapEx. So therefore, the free cash flow before dividends was around $29 million, and dividends are at $20 million. So we were actually free cash flow positive after dividends, compared to a free cash flow negative after dividends last year of $4 million. So an increase of $12.5 million in cash flow year-over-year.
We are looking for continued improvements as we go through 2010, now that Oracle’s implementation is complete, and this will be focused in the areas of working capital, especially in receivables and inventory. The additional cash generation that we will create during 2010 will be used for growth and investments, whether it be through acquisitions or innovation, or other, and also through the repayment of debt that will be used.
Now let’s look at the 2010 full year estimates. As we had said at the end of our third quarter call, we expect that we would have at least 6% growth on the top line and 30% growth on the bottom line. You can see our guidance is very consistent with that, where we are showing a 5% to 7.5% growth on the top line and a 25% to 35% growth on the bottom line. Our capital spending is expected to be $40 million to $45 million. Our top line growth will be fueled by Archway and Stella and Homepack, as well as new products in Cape Cod. Our top line growth will be somewhat hampered by the continued softness that we expect in the small format channels. However, new product innovation will add significantly to offset some of this. We expect to continue and to complete the DSD transformation, as I mentioned before, as well as continuing to improve our supply chain through investments. One of the things we are doing now, is as relates to Oracle, is we are looking to optimize the system that we have now implemented so that we can drive further efficiencies in that.
Just a word around the quarterly seasonality of this, because our business has changed a little bit in terms of the quarterly seasonality, and in the past Q1 and Q4 were pretty similar; but now with Q4 holiday programs, Q1 will now be the lowest quarter for the year. Q2 and Q4 will be very similar, and Q3 will be slightly higher. We do expect heavier advertising in Q1 of 2010 than we had last year. CapEx at 4.5% — or 4.4% of revenue is now within industry norms. If you will remember, we’ve been spending higher than that over the last three or four years, as we’ve been going through this turnaround. So we are now more in a different phase of our Company’s history, and our CapEx will be more in line with industry norms more than likely going forward.
I will now turn it over to Dave Singer for further comments.

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Dave Singer - Lance, Inc. — President and CEO
Thanks, Rick.
Since Rick took you through a good overview of the quarter, I want to focus my comments on what we accomplished in 2009 and our plans for 2010. By really any measure, 2009 was a successful year. We delivered record revenues and a significant rebound in earnings per share. And in addition to this really good financial performance, there were many significant successes in 2009. We had a successful launch of our innovation program, including our private brands, mainstream cookies. and several branded items. We completed the Oracle implementation. We relocated our premium cookie manufacturing from Little Rock, Arkansas to Charlotte. We’ve overcome the industry peanut butter scare earlier in the year. We acquired and integrated innovative Stella D’oro. We had a successful relaunch of Archway cookies early this year, and a successful Holiday program later in the year. We nearly completed our DSD transformation project, and we implemented an advertising program really geared to enhance the nationwide awareness of our Lance sandwich (inaudible).
2009 was really an inflexion point in the turnaround that began back in 2005, and throughout this turnaround period we have attempted to deliver short-term results while achieving our long-term objectives. We’ve invested significantly to the drive profitable growth, including investments in people and advertising systems, and in production capacity. Our approach has been to pace these investments to coincide with the benefits from the productivity initiatives and from sales growth. In this way, we could deliver margin improvements in line with our plan, while positioning the Company for long-term growth. This approach has worked well, and it’s supported solid growth in sales, improvement in profit margins, and built credibility with our investors.
As we moved through the first half of 2009, our results were indicative of full year sales and earnings at levels above our business plan. Accordingly, we increased our internal expectations, raised our guidance, and accelerated investments in people and capacity. However, as we moved into the second half of 2009, we experienced some unanticipated softness in our business, especially in our convenience store and other small format accounts. Although we made some changes to reverse these trends, our results didn’t turn as quickly as we planned. With softness in sales and with an increase in investments, our profit margins were squeezed, and we missed the guidance we provided for the second half of the year.
Our overall profitability remains solid, and our future is very bright. However, our profit margins aren’t where we want them to be. We are taking actions to address this shortfall, and I’m confident we can regain our earnings trajectory quickly. Our actions are geared to regain targeted profit margins.
Our earnings estimates for 2010 represent an aggressive move up from 2009, and continues our significant improvement trend. The significant planned improvement versus 2009 represents the interplay of several positive and negative trends. On the positive side, we expect lower year-over-year commodity prices, predominantly in the first half. We also expect to benefit from our acquisition of Stella D’oro, which was not in the base in 2009. Also we will see gains from Archway, where sales grew throughout 2009, starting from a near zero base in January.
Our mainstream cookies, which grew from near zero base at the start of 2009, should also provide some solid year-over-year gains. We expect continued solid growth in our Homepack sandwich crackers, which have been growing at more than a 10% annual rate for the past several years. We also expect solid growth in Cape Cod. On the negative side, we don’t expect a quick turn in our small format accounts, which have significant gross margins, but softness is pretty expensive given the high fixed cost nature of our business. We will not cycle some of the sandwich cracker sales we made after the peanut butter recall, when we were filling shelves emptied by our competitors. We also have added costs with investment in people, systems and capacity expansion.
We worked very hard to show positive results on the top and the bottom line throughout this turnaround. We are now positioned to do grow the Company through more aggressive strategies, which include acquisitions. We will look to add to our strong

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
portfolio of brands and capabilities, but we will be diligent about the price paid and strategic benefits that will result. We believe that we are at the starting line now, and are very excited about what the future holds for our Company and for our employees.
Now I will turn it over to the moderator for the Q&A.

QUESTIONS AND ANSWERS
Operator
(Operator Instructions) Your first question comes from the line of Scott Mushkin from Jefferies and Company. Your line is open.

Scott Mushkin - Jefferies & Co. — Analyst
Hey, guys, thanks for taking my question. As I kind of step back here a little bit, and want to get your thoughts here, performance was pretty good, especially year-over-year. How much do you think maybe the bar was set too high here a little bit, maybe almost permanently? I know we’ve talked about maybe getting above that 9%, 9.5% EBIT margins. Do you guys really still think that realistic, or is the bar should be maybe set a little bit lower as we go forward, given the mix of business, and maybe expectations just got expectations get a little in front of us? And then I have more.

Dave Singer - Lance, Inc. — President and CEO
Scott, I think that’s a really good question. I think when you look at our business, the way we’ve structured ourselves, we built a business that leverages growth. So as we grow our business, particularly our branded business, it has an out-sized benefit on our profit margin and our bottom line. We have an infrastructure that will support more growth. We are looking with an innovation program to drive growth, and we are looking with the more aggressive acquisition program to add growth.
With the appropriate acquisitions, leveraging the infrastructure we have, those margin numbers are reasonable. However, until we put more growth on top, they are a little aggressive, given — with just internal growth, particularly if we have a couple of things with the economy softening up on us.

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
And, Scott, just to add to that, we do have obviously some controllable costs that are planned for next year that we will be able to trigger back on if we need to, including advertising.

Dave Singer - Lance, Inc. — President and CEO
Our focus on that really is, we need to get the profit margins on a continued upward trajectory, while the top line grows, so we have the cash flows and the support for the growth. But we really do believe that it’s a long-term investment mindset, and growth drives margins and profitability.

Scott Mushkin - Jefferies & Co. — Analyst
Sales are definitely key to leveraging, so that’s good. So you still think we can get above 9% on a continual basis, as we move out into the out years? Is that still something that you think is the right bar to set?

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Dave Singer - Lance, Inc. — President and CEO
We have not really commented on a specific forward margin target. That is something that we’ve been internally talking about setting. It really relates to how we grow, how quickly, and where we grow. But I do believe that margin growth, and significant margin growth, is possible, with acquisitions and good internal growth.

Scott Mushkin - Jefferies & Co. — Analyst
Okay. Then my second question, and maybe I missed this when you guys were running through it, Rick, and I apologize if I , did but the DSD I know it cost you some money in the quarter; do you have a level of what it cost us in the fourth quarter, maybe as a drag to earnings? And what the expectation is as we go through the DSD transformation? When will it stop kind of dragging results, and we’ll be through

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
As I mentioned, Scott, at the end of the third quarter, we actually slowed down the DSD transformation coming out of the third quarter, because of the impact that we showed in the third quarter. So during the fourth quarter we had less of an interference factor, if you will, from that, and therefore it was less impact in the fourth quarter than the third quarter. What we did find in the fourth quarter was that the economy, based on our analytics, which were consistent with what we used in the third quarter, actually hurt us by another couple of points beyond what it did in the third quarter. And to answer the last part of that question, we expect to be finished with that at the end of the first quarter of 2010. There’s only two zones left to do, so.

Dave Singer - Lance, Inc. — President and CEO
The one thing I would say about that DSD transformation, specifically indicating the implication on our business is hard to do. We are — our focus is to increase the productivity of our routes, and make sure we have rationalized our customer base and our distribution philosophies.
The biggest change, that it’s very hard to put your finger on, relates to the fact that people’s jobs have changed. What they do every day changes. Many customers change, and there’s just a dislocation that occurs with that. As time passes, people become much more accustomed to the changes. And so I think as we get — as we move through the first quarter, get the entire DSD transformation behind us, we should just get back on a level footing.

Scott Mushkin - Jefferies & Co. — Analyst
I will do just one more, then I will get out and not have to get back into the queue. With the branded miss, was that Archway, was that C stores, or was it a combination of both? Maybe you gave that color already and I missed it, but kind of where is the branded revenue — where do you think it was the biggest challenge for you there?

Dave Singer - Lance, Inc. — President and CEO
I think a couple of things. One of the mix issues relates to the strength in our private brand business. Our private brand business grew at a very good rate, and so I think with that we are not uncomfortable with the fact that our mix shifted in that direction. It would have shifted less if we didn’t have the softness in some of our small format channels. But fundamentally, the key issue was the strength in private brand.

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Scott Mushkin - Jefferies & Co. — Analyst
Thanks, guys. Thanks for taking my questions.

Operator
Your next question comes from the line of Heather Jones at BB&T Capital Markets. Your line is open.

Heather Jones - BB&T Capital Markets — Analyst
Good morning. I have a few questions, but first on your guidance for 2010, when you gave guidance on your — in Q3, based upon your 2009 guidance it implied 150 to 163, and your guidance today implies 143 to 154. Is that change due to the more competitive outlook for branded, you’re having to spend more on the promo side, et cetera?

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
It’s driven by a couple of things. One is the continued softness in the small format, which right now we are not expecting to turn around immediately, starting period one. We have that factored into our guidance coming back around quite a bit later in 2010, actually not until around the fourth quarter. So that’s driving some of that differential from the third quarter conversation.
The other part of that, I guess, is that it’s still — it’s a wide range also for that reason. It’s a little bit wider range than we would normally give at this time of year. But today’s point earlier, because of the leverage of the small format that it has, both plus and minus, we’ve kind of made sure that we can give guidance that we feel comfortable with as it relates to the recovery of that. If it recovers sooner, than certainly towards the high guidance is possible.

Heather Jones - BB&T Capital Markets — Analyst
Now, your route restructuring in Q3, I believe the number you had given, and I may be wrong, but anyway it reflected nine to 11 weeks or something like that, that it took for the routes to recover, their sales to recover, from the change-over in personnel and the restructure, et cetera. As you’ve seen more the effects of the number that you did in Q3, are you continuing to see that it’s just a nine to 11-week recovery period, or is it longer, shorter or?

Dave Singer - Lance, Inc. — President and CEO
Like I said to Scott, it’s very difficult to specifically link performance to those changes. What we saw was less recovery in the fourth quarter than we anticipated. Part of that relates to the fact that the economy hit us a little harder, we believe, in the fourth quarter than it did in the third quarter, as it relates to those channels for us. We saw some increased competitive activity in those channels. So it’s hard to tell exactly how much related to that.
But ultimately we didn’t see much of a change in the large format, and that snapped back very quickly, and so it’s hard to get specific with it. But what we believe is that a combination of having the DSD transformation behind us, a little bit of a pick-up in the economy, as we move through 2010 we ought to see — start to see a rebound in those channels as we get to the back half of the year.

Heather Jones - BB&T Capital Markets — Analyst
Is the salty snack aisle, specifically chips, does that remain as competitive as it was earlier in the year, specifically Frito Lay, Kettle, has that ebbed at all or is it still that aggressive?

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Dave Singer - Lance, Inc. — President and CEO
I think that every part of our business tends to be pretty competitive all the time. And in an environment like this, I don’t anticipate any change. So I don’t think there’s any material change from where we’ve been.

Heather Jones - BB&T Capital Markets — Analyst
But I mean, is Cape Cod — it was losing share earlier in the year. Is it continuing to lose share?

Dave Singer - Lance, Inc. — President and CEO
We’ve actually balanced that out, and I think we are seeing a leveling and a slight increase. But it’s in a growing segment. So when you look at that segment, even when we had some small share losses, they were in an environment where the total business was up. But we have seen a rebound.

Heather Jones - BB&T Capital Markets — Analyst
A rebound in your share?

Dave Singer - Lance, Inc. — President and CEO
Yes.

Heather Jones - BB&T Capital Markets — Analyst
Okay. And then finally in your commentary around acquisitions, there’s all these rumors around Kettle, and I am not going to ask you to comment on that, but as far as your focus, as far as acquisitions, is it more towards the small tuck-in types like the Stellas and all that can be gotten at a fairly attractive price, or do you have an appetite for something that may be more expensive but would be more beneficial strategically, like in the chip aisle, or something that would have greater synergies on the DSD side or whatever?

Dave Singer - Lance, Inc. — President and CEO
I would say that although we are interested over time in tuck-in acquisitions when they make a lot of sense, our focus now that we’ve built this foundation is on more important acquisitions strategically that could be larger. So we are definitely interested in being more aggressive than we have in the past.

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
We have a balance sheet that supports that, Heather, so — at this point.

Heather Jones - BB&T Capital Markets — Analyst
So you have an appetite for maybe more expensive acquisitions, given that those type will typically be more expensive as far as the multiple than like a Stella?

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Dave Singer - Lance, Inc. — President and CEO
When we look at it, although multiples matter, what we look at is, if we owned this business what would the implication be on our overall business for the next one, three, five years and longer? And so there are acquisitions that could be out there that could be a high multiple of trailing cash flows, but when you look at the implications on synergies and the ability to leverage relationships and things like that, they could be — and again I guess the definition of strategic, but they could be much lower multiples once they are integrated.

Heather Jones - BB&T Capital Markets — Analyst
Right. Okay. Well, thank you.

Operator
Your next question comes from the line of Mitch Pinheiro from Janney Montgomery. Your line is open.

Mitch Pinheiro - Janney Montgomery Scott — Analyst
Good morning.

Dave Singer - Lance, Inc. — President and CEO
Hi, Mitch.

Mitch Pinheiro - Janney Montgomery Scott — Analyst
Just want to understand the small format channel. Approximately what percentage of DSD sales does this comprise?

Dave Singer - Lance, Inc. — President and CEO
It’s about, probably a little more than one-sixth. It’s probably just a little more than one-sixth of the DSD.

Mitch Pinheiro - Janney Montgomery Scott — Analyst
We are talking, these are small delis and luncheonettes and golf courses, and things like that? Is that —

Dave Singer - Lance, Inc. — President and CEO
When we are talking about the softness in small format, actually for us what comprises small format is really three major areas; one is convenience stores, which is the largest piece. But also these up and down the street accounts, which include things that you just mentioned. And then lastly, we have kind of a food service where there are smaller restaurants, where we would provide crackers that kind of go on the table or with soup, et cetera.

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Mitch Pinheiro - Janney Montgomery Scott — Analyst
When you think about this, I mean I know with your DSD transformation obviously large drop sizes are more appealing than smaller, but — so how do you think about this? Is this just a very profitable margin business for you, despite let’s say being less efficient in terms of stops, and things like that?

Dave Singer - Lance, Inc. — President and CEO
Actually it used to be, five years ago, they were very unprofitable accounts; they were small deliveries, and they were too small to make any sense. Part of DSD transformation is a function of adjusting frequency of delivery, adjusting our product mix, and actually rationalizing the customer base so that the ones we are left with have the ability to be profitable. So we have gone from having a very unprofitable small format business three — five years ago, to one that is reasonably profitable now. But on the margin, it’s incredibly profitable. So a little bit of a pick up there, because there’s very high gross margin and all the costs are generally fixed, will really benefit us. Conversely, softness hurts us in the short run. Over time, we can adjust our infrastructure, but in the short run it’s either a pretty good pick-up or pretty good squeeze if it moves.

Mitch Pinheiro - Janney Montgomery Scott — Analyst
So in terms of coloring, you know, maybe the decline in small format, being around one-sixth of sales, I mean was this a double-digit decline in volume in this side of the business?

Dave Singer - Lance, Inc. — President and CEO
In the second half, yes, definitely.

Mitch Pinheiro - Janney Montgomery Scott — Analyst
In the fourth quarter, maybe?

Dave Singer - Lance, Inc. — President and CEO
Yes.

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
Q4, yes.

Mitch Pinheiro - Janney Montgomery Scott — Analyst
Okay. Okay. Second question is regarding your margins. Obviously, being below a double-digit margin as compared to some other salty snack competition with meaningful double-digit, I just want to understand where you think — where is that Delta between some of your hire margin competitors in salty snacks versus where Lance is currently?

Dave Singer - Lance, Inc. — President and CEO
Well, I would tell you at the gross margin line, there is no problem. I would say that on average, we would be right there. The issue is below the gross margin line, and it’s a function of a combination of things. We built a foundation and a base that will

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
support a much larger business, so our G&A cost is higher than these larger companies. We have the ability to get that down over time, as we grow and acquire.
At the operating expense line, we have a larger percentage of our business in small format, which tends to have a much lower operating margin because of the small drop sizes. I think if you were to take a look at just our great product lines in our high profit channels, we’ve got a pretty decent margin. So as they grow and the smaller formats shrink, and we resize our business and we acquire and grow, I think we are going to start to continue to drive our profit margins upward.

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
Mitch, I would just add that if you just compare to us snack competitors, there’s not too many out there that we match up on scale on. So obviously it’s not a good comparison or true comparison to compare us against somebody with much larger scale than we have.
However, we are investing back in our brands on the bakery side. So as we look at our full margins as a Company, we certainly have advertising built into that, and we have today’s points, the investments in other things. We are somewhat unique in that we have private brands, and we have contract and we have branded. So there’s not an absolute comparison out there for us, but we do compare ourselves to the peers out there that we’ve mentioned in the past, and we certainly believe that we will be as good as the best of those.

Mitch Pinheiro - Janney Montgomery Scott — Analyst
Two more questions. One, related to this — relative to the 2010 guidance, so obviously with your EPS projections far out pacing your top line, you are looking for some significant margin improvement. I was wondering if you could color as far as, it’s going to be a gross margin or what percentage might be gross or below the line?

Dave Singer - Lance, Inc. — President and CEO
It’s a variety, and it depends on channel and product line. But our commodities were much higher in the first half of 2009 than the second half. So what we are seeing is that the reductions that kind of have been built into our second half results will flow into next year. So that will help us quite a bit, particularly in the first half. And then on top of that, it’s just a function of growing the top line relative to the remaining operating expenses.

Mitch Pinheiro - Janney Montgomery Scott — Analyst
So there would be some G&A leverage expected in 2010?

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
Yes, yes, and I would say also, just recall the comment I made about the gross margin, the expectation for 2010 being somewhere between 40.5 and 41.5, and that’s driven by continued strength on the private brand side as well.

Mitch Pinheiro - Janney Montgomery Scott — Analyst
Okay. I missed that. Thank you. Last question, just as it relates to your CapEx in 2010. Any large projects? What’s the money going to be spent on?

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
We’ve — we finished the implementation of Oracle, although there will still be some expense or CapEx investment on the systems side to continue to optimize that system, we are looking at a variety of different capacity capabilities that we don’t have today, and basically turning our investment portfolio more towards an efficiency-driven model.

Dave Singer - Lance, Inc. — President and CEO
We are looking at adding some capacity in locations that will allow us to have both capacity to grow and lower freight costs, because we will end up with production. For example, by the end of next year, our entire product line and — the vast majority of our product line and private brands will be able to to be produced in Columbus, Georgia, whereas it was 100% produced in Burlington three years ago. Now we will be able to produce the entire product line in Columbus, Georgia, which then reduces freight from that point forward. That’s one example.
Another example is we are investing in the capacity to do a much more innovative product line. A lot of the manufacturing capacity we have is very single-service focused ,where we do long runs of one type of an item. We are looking at building flexibility, so that our innovation team has the ability to do new things where we can drive particularly branded products that add pretty good margin.

Mitch Pinheiro - Janney Montgomery Scott — Analyst
Okay. Thank you very much.

Operator
Your next question comes from the line of Ann Gurkin from Davenport. Your line is open.

Ann Gurkin - Davenport & Company — Analyst
Good morning.

Dave Singer - Lance, Inc. — President and CEO
Good morning, Ann.

Ann Gurkin - Davenport & Company — Analyst
I believe you all made comments about SG&A, but did you comment on expectations for 2010? Should it be in that 34% or so range?

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
No, I did not. It’s probably going to be similar to 33% or 34%, though.

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Ann Gurkin - Davenport & Company — Analyst
Okay, great. And I just wanted to review your opinion of DSD, given the transformation you put through in some markets and the mix of the business, small format, large format, do you still value DSD as effective distribution, or does that need to change in the — kind of the mix of your business?

Dave Singer - Lance, Inc. — President and CEO
No, I think our DSD system is a competitive weapon. We have people with relationships that have the ability to get incremental sales. It’s a very leverageable system. Modest [growth] drops very fast to the bottom line, and it’s important to us.

Ann Gurkin - Davenport & Company — Analyst
Okay. And then last, with retailers, is there any change in shelf space being devoted to crackers, cookies, and is there any change in, I guess, free-standing units in stores? Any change there?

Dave Singer - Lance, Inc. — President and CEO
We constantly look to try to increase our shelf space. We have a finished cracker line that is our single most important product line, where we have significant share advantages and much more variety than competitors, and we continue to try to drive that shelf space. But there’s no individual things that I can point to answer that specific question.

Ann Gurkin - Davenport & Company — Analyst
And the free-standing units, like impulse purchases, is that in line with —

Dave Singer - Lance, Inc. — President and CEO
Yes, we continue to focus on that. That is supportive of promotions we have. Many times the relationships our DSD folks have allow to us get those without incremental cost.

Ann Gurkin - Davenport & Company — Analyst
That’s great. Thank you.

Operator
Your next question comes from the line of Ben Brownlow with Morgan Keegan. Your line is open.

Ben Brownlow - Morgan Keegan & Co., Inc. — Analyst
Good morning. Just a follow up on the DSD, the number of DSD routes, what is that now, and kind of where do you expect that to fall once you’re completely done with this transformation?

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
It’s around 1,100 routes now. That’s kind of where we ended the year.

Ben Brownlow - Morgan Keegan & Co., Inc. — Analyst
Okay.

Dave Singer - Lance, Inc. — President and CEO
We are not looking at some material change in that going forward. In fact, I would hope that our growth will start to get that to turn at some point. We’ve built some significant gains in our productivity. The number of routes are down in the 40% range over about a 4-year period, and our sales are actually up probably — what goes through our DSD system is probably up 10%. So dramatic improvement in sales per route, and there is still room to move but not at the rate we have moved.

Ben Brownlow - Morgan Keegan & Co., Inc. — Analyst
Are any of the new products that you’re rolling out, are any of those getting traction within the DSD routes?

Dave Singer - Lance, Inc. — President and CEO
They are starting to, yes. Definitely. In fact the whole concept in innovation, we have three primary tiers for growth or focuses for growth — growing our core business, innovation and acquisition. Innovation is something that’s relatively new for Lance. We haven’t had a lot of history with innovation. We put together an innovation team. We are developing a pipeline, and a combination of folks doing a good job on that side, on the supply chain, and then DSD system connecting and executing, is going to be the key to innovation over time.
Our DSD system has been very focused on going through this transformation. They have not executed as well as I expect them to do in the future on innovation. But now that we are through this, I think we are going to see a much more innovative Company, and we are working to try to get as good as the best companies out there as it relates to innovation.

Ben Brownlow - Morgan Keegan & Co., Inc. — Analyst
Okay. Last year’s peanut butter recall, can you just remind me what that impact was, kind of within — by channel, and are you seeing any benefit as you lap that?

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
Yes, I mean, what we have stated at the end of the first quarter of last year was almost a $0.05 hit in the quarter, because of the loss in sales and also our aggressive efforts from an advertising perspective to communicate with consumers that we were not involved in the recall. We were able to make some of that up as we went through the rest of the year, with shelf space that we gained while the impacted people — or impacted product was off the shelf. But on a full year basis, Ben, it was probably still a $0.02 to $0.03 hit for the year, even with the offsets we might have picked up.

Ben Brownlow - Morgan Keegan & Co., Inc. — Analyst
If I remember, January and February were kind of the worst parts of that impact. Are you seeing any benefit as you lap that?

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
It was at the actually at the end of January, starting February and March, where we started to see that. So we are only now able to start looking at it. So we’ve not taken a good measure of that yet.

Dave Singer - Lance, Inc. — President and CEO
Just crossing the line now.

Ben Brownlow - Morgan Keegan & Co., Inc. — Analyst
Okay. The total — can you just give the total dollar advertising spend that you had in 2009, and kind of what’s planned for 2010? And if I heard correctly, you would plan on — lower that planned advertising expense if the environment were not to improve?

Dave Singer - Lance, Inc. — President and CEO
What we are looking at is a variety of operating expenses that we have the ability to influence. That is one that’s very easy to influence, but we have to balance cutting that with our long-term goals. We have got a very profitable sandwich cracker business where we’ve got national growth aspirations, and we don’t want to get in the way of that. So although we are focused on making sure we improve our margins, we are also trying to balance short-term targets against long-term growth. So I think the answer in — the short answer is, yes, we would consider spending less, but on the other hand we are going to be very careful not to be too short-term focused.

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
And as it relates to 2009, Ben, we spent about $7.5 million in advertising, compared to about $1 million or so the preceding year. So an additional $6.5 million or so.

Ben Brownlow - Morgan Keegan & Co., Inc. — Analyst
Okay. What was the kind of percentage guidance as a percent of revenues that you plan on spending?

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
Well, at this point we haven’t given any true guidance in terms of what the advertising costs will be relative to — in terms of a percentage. I mean, we are working through that, and today’s point earlier, we are going to make sure that we are aligning that with the performance on the top line.

Dave Singer - Lance, Inc. — President and CEO
But we will — we have already executed advertising for our first quarter that was executed even before we started to make decisions about margins. So our first quarter last year had very little advertising. Our first quarter this year will have advertising. So there will definitely be an impact in the first quarter, an advertising increase this year versus last year.

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Ben Brownlow - Morgan Keegan & Co., Inc. — Analyst
Great. That’s helpful. Just one last question, and you broke this out and I missed it. Just the Q4 drivers behind the branded sales, the volume, pricing acquisition?

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
Just in terms of acquisitions, Stella represented about 1.3% of the increase.

Ben Brownlow - Morgan Keegan & Co., Inc. — Analyst
Okay.

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
1.5%.

Ben Brownlow - Morgan Keegan & Co., Inc. — Analyst
Okay. What was pricing volume contribution for the quarter on branded?

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
We did not provide that, Ben.

Dave Singer - Lance, Inc. — President and CEO
But the one thing I would say is in that quarter, and you look at our branded business, Archway helped, our Homepack sandwich crackers were up double digits, very strong growth there. We had good growth in our Cape Cod business. However, we had these small formats that have offset that in the branded side. So there are a variety of puts and takes.

Ben Brownlow - Morgan Keegan & Co., Inc. — Analyst
Okay, but you didn’t take any pricing increases this quarter; is that correct?

Dave Singer - Lance, Inc. — President and CEO
Correct. The pricing pretty much across the board is the — neutral.

Ben Brownlow - Morgan Keegan & Co., Inc. — Analyst
Okay. Great. Thank you very much.

Operator
Your next question comes from the line of Lee Giordano from Imperial Capital. Your line is open.

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Lee Giordano - Imperial Capital — Analyst
Thanks. Good morning, everybody. Just a quick follow-up on your innovation efforts. Could you give us a little bit more color on how some of the new products you introduced in 2009 have performed, and how happy you are with that? And then can you talk a little bit about the 2010 pipeline? Any color you could give there would be helpful. Thanks.

Dave Singer - Lance, Inc. — President and CEO
Yes, we actually — in 2009 I think we were less effective than we would have expected, and I think what happened is we just really underestimated the implication of the DSD transformation. What we are doing in 2010 is we’ve developed a list of additional items, but in the early part of 2010 we are restating the innovations from 2009 to really get them seeded, and we are starting to see some traction against those. We have 100 calorie packs of Lance sandwich crackers that are good. We have some salty snack items. We have some line extensions in Cape Cod. So we are going to re-stage those, and then we are going to add to that as the year progresses. But as I said, this is a new capability that we are building at Lance, and I expect that to continue to get better every year.
Now, in the private brand side, mainstream cookies was the key driver as an innovation. So it was new for us, and that has been extremely successful.

Lee Giordano - Imperial Capital — Analyst
Great. And then just one more on acquisitions. How would you characterize the environment today versus maybe six months to a year ago, as far as the acquisition environment?

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
I would characterize the environment more active than it was six to seven or eight months ago, and certainly capital is a lot easier to get today than it was back then. So I think so that’s driving most of it. The buyers — or the sellers are now a little bit more active in marketing their assets.

Dave Singer - Lance, Inc. — President and CEO
The other thing from our perspective, nine months ago we were in the midst of DSD transformation and in the midst of an Oracle implementation, and we were focused — we were not sharply focused on anything that was complicated. So we are now, with those major things behind us, much more focused on larger opportunities.

Lee Giordano - Imperial Capital — Analyst
Great. Thanks a lot.

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
Thank you.

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Operator
Your next question comes from the line of Tony Gikas from Piper Jaffray. Your line is open.

Tony Gikas - Piper Jaffray — Analyst
Thank you. Good morning, guys. A couple questions as well. Just to follow-up on the pricing, I know there was no pricing in the current quarter. What are your price expectations for 2010?
And then you made a comment on commodity costs, I missed that, if you could repeat that. And are there any other material input cost changes that we should be aware of as we move into 2010 here?
And then third question, just how was the Stella performance relative to your expectations, and how did the integration progress during the quarter?

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
Well, I will take this, and then Dave can add to it. As relates to the pricing question, our pricing in Q4 this year was certainly very similar to what it was in Q4 of the previous year. Going through 2010, while we don’t expect significant price changes, there is certainly an expectation that promotions will increase, so that is a form of pricing for us. So we have built that into our guidance.
As it relates to commodities going through 2010, we have stated previously that we look to be at least six months covered on our major commodity inputs, and that’s where we remain, and we don’t expect to change that. Certainly some commodities are showing some favorable trends that we use a lot of, but others are not. So we have a balancing going on there.
As it relates to Stella, that actually is performing extremely well relative to our expectations, and the integration of that is going very well. The transition from the seller to us has gone extremely well, very cooperative. And we were up and running in our Ashland, Ohio facility within a day or two after having received the equipment. So it is going very well, and it’s on the shelf and it’s a great quality product.

Tony Gikas - Piper Jaffray — Analyst
Okay. Just a follow-up then on the [trade] spend, could you characterize the change year-to-year?

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
I probably would not do that at this point, Tony, because it’s probably more information than I’d like to give you.

Tony Gikas - Piper Jaffray — Analyst
Okay. Thanks, guys, good luck.

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
All right. Thanks.

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Operator
Your next question comes from the line of Heather Jones from BB&T Capital Markets. Your line is open.

Heather Jones - BB&T Capital Markets — Analyst
Thanks, just a follow-up. Real quick on the Archway Holiday program, how did that do?

Dave Singer - Lance, Inc. — President and CEO
It did pretty well, Heather. We tried to gear it down a little bit, rather than go as far as we could have gone with it, because our system was not used to Holiday programs. We had just come through the DSD transformation. A lot of new folks in new roles and we wanted to make sure that we were successful. When we looked at sales per point of distribution versus historical numbers that they’ve had, it was very favorable. We were not as broadly distributed, and we didn’t do refills. There were things that we can do to make it better. It was great learning experience, and I think it can grow significantly next year.

Heather Jones - BB&T Capital Markets — Analyst
So you believe that you will be able to get back into the same distribution points next year?

Dave Singer - Lance, Inc. — President and CEO
Yes, well, we believe so. We think that our customers were happy with it, and we think we have the ability to do more next year than this year. A combination of more per point of distribution, we are looking at some new items that might have even higher turns than some of the ones we had, and we are looking at more points of distribution.

Heather Jones - BB&T Capital Markets — Analyst
Okay. I wanted to go back to your guidance. You all have had some multiple guidance revisions over the last couple of years, a lot of which was out of your control. But I just — looking at your new EPS guidance for 2010, could you just give us a sense of what you need to happen to achieve that, just in the sense of the sales line, the cost line? What could be worse than you’re anticipating that could jeopardize that guidance?

Dave Singer - Lance, Inc. — President and CEO
The key driver for us is sales, and the key issue is in branded sales, on the margin, given the high fixed costs of our system, are outsized in importance to the bottom line and to the profit margin. The other thing we have to remember is like a half a point of profit margin is about a dime a share. So it’s very — it’s very easy to move up or down within a range. So the key thing for us is sales, and branded sales is number one.
Beyond that, it’s a relatively easy to gauge most of our costs. We’ve done — we’ve gotten a lot of our commodities locked in for next year. We are not 100% locked in, but we really hedged or brought forward most of our commodities for most of the year. So the key thing for us is branded sales.
Now private brand sales matter, too, and they matter a lot, and they matter more now than they did historically. But I would say if we overdrive or underdrive our earnings range, the odds are pretty high that it will be branded sales.

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Heather Jones - BB&T Capital Markets — Analyst
And so given that, your 5% to 7.5% guidance for 2010, I mean, what are the branded — including acquisitions, what are the branded assumptions here?

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
Well, we don’t necessarily break it out that way, Heather, and we won’t at this point. But today’s point, that is a key driver of our success next year, is the continued growth of our branded products. And, again, the recovery of the small format towards the end of the year. So that’s what’s in our assumptions.

Heather Jones - BB&T Capital Markets — Analyst
So are you assuming not just Archway — benefit of Archway and Stella, but you are assuming organic branded sales growth for the year, particularly in the latter part?

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
Absolutely.

Dave Singer - Lance, Inc. — President and CEO
Absolutely.

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
Absolutely.

Dave Singer - Lance, Inc. — President and CEO
And we’ve had, with the exception of the softness that we’ve seen in the small formal recently, our core things have been growing at nice rates for a long time.

Heather Jones - BB&T Capital Markets — Analyst
Yes, but combined with the small format, and taking out Stella just from an organic basis, with the weakness that you’ve seen in small format, are organic branded volumes up in Q4?

Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
There are so many puts and takes, I don’t have that number in front of me.

Heather Jones - BB&T Capital Markets — Analyst
Okay. Okay. Thank you very much.

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FINAL TRANSCRIPT
Feb. 10. 2010 / 2:00PM, LNCE — Q4 2009 Lance, Inc. Earnings Conference Call
Rick Puckett - Lance, Inc. — EVP, CFO and Treasurer
Dave, I think that’s the last call.

Dave Singer - Lance, Inc. — President and CEO
Well, I’d like to thank everybody for joining us. We are very pleased with our year in retrospect, and we’re looking forward to a great year for next year. Thanks for your support, and we look forward to talking to you next time.

Operator
This concludes today’s conference call. You may now disconnect.

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